SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

Current Report Amendment Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 21, 1995 (January 11, 1995)
Date of amended report (Date of earliest event reported)

INFORMIX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-15325
(Commission File Number)

94-3011736
(I.R.S. Employer Identification No.)

4100 Bohannon Drive
Menlo Park, California 94025
(Address of Principal Executive Offices) (Zip Code)

415-926-6300
(Registrant's Telephone Number, Including Area Code)

Item 2.     Acquisition of Assets

On January 11, 1995, Informix Corporation (the "Company") and ASCII Corporation ("ASCII") entered into a joint venture to acquire the assets of ASCII's database system division (the "Database Division"). The joint venture, named Informix ASCII, K.K. ("Informix-ASCII"), is initially owned 90% by the Company and 10% by ASCII. ASCII's 10% interest will be acquired by the Company in January 1996. The Company has accounted for the acquisition as a purchase.

The stated purchase price of the Database Division assets was approximately $46,000,000, and was based on the fair market value of the Database Division as a going concern. As a result of certain closing adjustments related primarily to receivables and inventory, the Company's net investment in the Database Division was approximately $34,800,000.

The source of funds for the Company's investment in Informix-ASCII was retained earnings.

ASCII Corporation is a leading software company in Japan and is involved in developing and distributing UNIX-based software, Microsoft DOS and Windows software and game software. Since 1984, ASCII has had the right to market, license and support the Company's full suite of relational database management software system products throughout Japan. The Company intends to continue to use the Database Division assets for the marketing, distribution and support of the Company's products in Japan.

The Database Division had revenues of approximately $46,100,000 with net income of approximately $3,300,000 in its fiscal year ending September 30, 1994.

Item 7.     Financial Statements and Exhibits

Based on the audited financial statements contained in the Company's Annual Report on Form 10-K for the period ending December 31, 1994, the acquisition of the Database Division was not material to the Company in light of the Company's net investment of approximately $34,800,000. Accordingly, the Company does not intend to file audited financial statements or proforma financial information with respect to the Database Division.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on March 21, 1995.

                                    INFORMIX CORPORATION
                                    (Registrant)

                                    By /s/ Howard H. Graham
                                           Howard H. Graham
                                           Senior Vice President and
                                           Chief Financial Officer